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                                                                    EXHIBIT 99.3

                             RETIREMENT AGREEMENT

        THIS RETIREMENT AGREEMENT is made as of the 30th day of November, 1994 by MATHIAS J. DeVITO ("Mr. DeVito") and THE ROUSE COMPANY (the "Company"). In consideration of the mutual promises set forth below, the Company and Mr. DeVito agree to the following:

        1.  Retirement. Effective February 23, 1995 (the "Retirement Date"),
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Mr. DeVito shall resign as the Chief Executive Officer and retire from his employment with the Company. On the Retirement Date, Mr. DeVito's salary and other rights to cash compensation for active employment will end, and he will be entitled to the retirement compensation and benefits described in this Agreement.

        2.  Retirement compensation. In consideration of Mr. DeVito's more than
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25 years of outstanding service to the Company, the Company shall pay Mr. DeVito a special retirement bonus (the "Bonus") of $1,605,358. Mr. DeVito shall receive the Bonus in a lump sum on the Retirement Date, unless Mr. DeVito elects to receive the Bonus in one or more installments after the Retirement Date.
Mr. DeVito shall receive interest at the rate of 6% per annum, payable quarterly, on any portion of the Bonus that he elects to receive in installments after the Retirement Date.

        3.  Pension, Savings Plan and Excess Plan benefits.  Upon his
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retirement, Mr. DeVito will be eligible to receive a distribution of his accrued benefits under the Company's Pension Plan and his account balance in the Company's Savings Plan, as provided by the terms of those plans. Mr. DeVito also shall be eligible to receive payment of all amounts accrued for him under the Company's Supplemental Retirement Benefit Plan, as provided by the terms of that Plan and the agreement, dated September 24, 1992, between the Company and Mr. DeVito (as modified January 20, 1993 by action of the Pension Plan
Committee of the Board of Directors of the Company).

        4.  Insurance and other benefits. Upon his retirement, Mr. DeVito shall
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receive the health and life insurance and other benefits that the Company provides to retirees under the Company's standard policies as in effect from time to time. From the Retirement Date through December 31, 1997, the Company shall provide Mr. DeVito with an automobile and shall pay all of the expenses relating to such automobile. On January 1, 1998, the Company shall transfer to Mr. DeVito title to the automobile that the Company is providing to him at that time.

        5.  Payment in case of death.  In the event that Mr. DeVito's death
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should occur after the Retirement Date and prior to Mr. DeVito's receipt of
(i) all cash payments described in Section 2 of this Agreement and (ii) cash payments totalling $285,205 less any amounts he receives as Chairman of the Board after the Retirement Date, all such cash payments that have not been received by Mr. DeVito shall be made to Mr. DeVito's then living spouse. If Mr. DeVito is not survived by a spouse, all such cash payments shall be made to his estate or to such beneficiary or beneficiaries as he has designated. Payment of any pension or savings benefits under a plan described in Section 3 of this Agreement or any survivor or beneficiary rights under any insurance


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policy provided under Section 4 of this Agreement shall be governed solely by the terms of the respective plan or policy.

          6.  Assignability. This Agreement shall be binding upon, inure to the
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benefit of and be enforceable by the Company, Mr. DeVito and their respective heirs and successors at law. This Agreement is not otherwise assignable or transferrable by the Company or Mr. DeVito.

          7.  Interpretation. The headings contained in this Agreement are for
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reference purposes only and shall not affect the meaning or interpretation of this Agreement. All terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

          8.  Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.  Modifications. This Agreement shall be modified only by written
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agreement of Mr. DeVito and the Company. Approval on behalf of the Company of modifications of any provision of this Agreement may be provided by the President of the Company, except that modifications of Section 2 of this Agreement may be approved only by the Board of Directors of the Company.

         10.  Governing law. This Agreement shall be governed in all respects,
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including validity, interpretation and effect, by the laws of the State of
Maryland.

ATTEST                                 THE ROUSE COMPANY

/s/ Richard G. McCauley             By: /s/ Anthony W. Deering
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Richard G. McCauley                    Anthony W. Deering
Senior Vice-President,                 President and
General Counsel and Secretary          Chief Operating Officer

WITNESS:                               MATHIAS J. DeVITO

/s/ Sharon L. Huffer                   /s/ Mathias J. DeVito
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